Exhibit 99.1

Investor Relations Contact: Brian Ritchie – FTI Consulting 212-850-5683 brian.ritchie@fticonsulting.com
Media Contact: Irma Gomez-Dib – FTI Consulting 212-850-5761 irma.gomez-dib@fticonsulting.com

Press Release

Insmed Appoints Donald J. Hayden, Jr. as Executive Chairman

Company Also Announces Appointment of Randall Whitcomb, M.D. as Lead Independent Director

Monmouth Junction, N.J. – May 16, 2012 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company, today announced the appointments of Donald J. Hayden, Jr. as Executive Chairman of the Company’s Board of Directors, and Randall Whitcomb, M.D. as the Lead Independent Director, effective immediately.  Mr. Hayden has served as Chairman of the Insmed Board of Directors since December 2010.  In his new role, Mr. Hayden will continue to work closely with Insmed President and Chief Executive Officer, Timothy Whitten, and the management team, in executing on the development plan for the Company’s lead product, ARIKACE® (liposomal amikacin for inhalation).  He will also focus more directly on strategic planning and corporate development.

“We are pleased that Don has agreed to serve as Executive Chairman of the Company,” said Timothy Whitten, President and Chief Executive Officer of Insmed.  “I have worked very closely with Don over the past several years, and he has been intimately involved in developing the Company’s plan for ARIKACE.  Don has a long record of success in the pharmaceutical and biotechnology industries, and his insights and extensive executive-level experience will continue to be tremendous assets as we move forward with our growth and development initiatives.”

“It is a privilege to have been asked by my fellow Board members to serve as Executive Chairman of Insmed at this important stage of the Company’s development,” said Mr. Hayden.  “I look forward to working with Tim and the management team as we continue to advance ARIKACE and work to build value for shareholders.”

In 2010, Mr. Hayden became Chairman of Insmed following the merger with Transave.  He had previously served as Executive Chairman of Transave since April 2006.   Mr. Hayden also currently serves as Lead Independent Director of Amicus Therapeutics and Director of Otsuka Pharmaceuticals.  He also serves in Board roles for several privately-held companies, including Executive Chairman of Azelon Pharmaceuticals, Chairman of Vitae Pharmaceuticals and Satori Pharmaceuticals, and Director of Nora Therapeutics.  Mr. Hayden is also a senior advisor to Prospect Venture Partners, a venture capital firm.  From 1981 to 2006, he had a 25 year career with Bristol-Myers Squibb Company, where he served in key executive roles such as President of Global Pharmaceuticals; Executive Vice President and President, Americas; Executive Vice President of the Health Care Group; President of Oncology and Immunology; and Senior Vice President of Worldwide Franchise Management and Business Development.  Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University.

Dr. Whitcomb has been a member of Insmed's Board since November 2001.  Since mid-2007, Dr. Whitcomb has served as a Senior Advisor to the Biopharma investment team of Frazier Healthcare. Dr. Whitcomb was a Founder of Quatrx Pharmaceuticals, Inc., a privately-held, drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas, where he served as Chief Medical Officer from 2001 to 2006. From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women's health care, metabolic diseases and diabetes.  After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was Vice-President Global Project Management for Pfizer Global Research and Development.  From 1987 through 1992 he was on the faculty of Massachusetts General Hospital and Harvard Medical School.

About Insmed

Insmed Incorporated is a biopharmaceutical company focused on the development of innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases.   Insmed’s primary focus is on the development of inhaled antibiotic therapy delivered via proprietary advanced liposomal pulmonary technology in areas of high unmet need. For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to our financial position, results of operations, the status and the results of preclinical studies and clinical trials and preclinical and clinical data described herein, the timing of and costs associated with pre-clinical studies and clinical trials, the development of our products, and the business strategies, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  Our results may be affected by such factors as the receipt and timing of FDA and other regulatory reviews and approvals, if at all, competitive developments affecting our product development, delays in product development or clinical trials, and patent disputes involving currently developing products.  The risks and uncertainties include, without limitation, we may experience unexpected regulatory actions, delays or requests, our future clinical trials may not be successful, we may be unsuccessful in developing our product candidates or receiving necessary regulatory approvals, we may experience delays in our product development or clinical trials, our product candidates may not prove to be commercially successful, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.